                                                                       Exhibit 1


                            UNDERWRITING AGREEMENT



                                                                  April 25, 1996



Bankers Trust New York Corporation
280 Park Avenue
New York, New York 10017

Dear Sirs:

     We, as lead manager for the several Underwriters, as defined below, (the "Managers"), understand that Bankers Trust New York Corporation, a New York corporation (the "Corporation"), proposes to issue and sell $150,000,000 aggregate principal amount of its 7-3/8% Subordinated Notes due 2008 (the "Securities") to the Underwriters named in Schedule I hereto (the "Underwriters"). The terms of the Securities are set forth in the Registration Statement and Basic Prospectus referred to in the provisions incorporated herein by reference, as supplemented by a Prospectus Supplement dated April 25, 1996. The Securities will be issued pursuant to an Indenture, dated as of April 1, 1992, as supplemented by the First Supplemental Indenture thereto, dated as of January 15, 1993 (the "Indenture"), between the Corporation and Marine Midland Bank, as Trustee (the "Trustee").

     All the provisions contained in the document entitled Bankers Trust New York Corporation Debt Securities Underwriting Agreement Standard Provisions (December 1993), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided that White & Case shall act as counsel for the Underwriters pursuant to Section V(c) therein.

     Subject to the terms and conditions set forth herein or incorporated by reference herein, the Corporation hereby agrees to sell and each of the Underwriters hereby agrees, severally and not jointly, to purchase the aggregate principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto at 99.022% of their principal amount, plus accrued interest, if any, from April 30, 1996 to the date of payment and delivery.

     We will pay for such Securities upon delivery thereof at the offices of the Corporation, 130 Liberty Street, New York, New York, at 10:00 A.M. (New York City time) on April 30, 1996 or at such other time, as shall be designated by us, such time being referred to herein as the "Closing Date".
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     Please confirm your agreement by having an authorized officer sign five copies of this Agreement in the space set forth below and by returning the signed copies to us.

                                      Very truly yours,

                                      SMITH BARNEY INC.

                                      As lead representative for the Several
                                      Underwriters named in Schedule I hereto


                                      By: /s/ J S POORMAN
                                          ------------------------
                                          Title  Director
Accepted:

BANKERS TRUST NEW YORK CORPORATION


By: /s/ DUNCAN P. HENNES
Title  Senior Vice President
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                                                                      Schedule I



                                        Aggregate Principal
Name of Underwriter                     Amount of Securities
- -------------------                     --------------------


Smith Barney Inc.                           $100,000,000

Morgan Stanley & Co. Incorporated           $25,000,000

BT Securities Corporation                   $25,000,000